CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,347,000	$156.52

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated July 20, 2015

(To the Prospectus dated July 19, 2013,

the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015

and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,347,000

AutoCallable High/Low Coupon Notes due July 21, 2017

Linked to the Lesser Performing Reference Asset of

the S&P 500® Index and the Energy Select Sector SPDR® Fund

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	July 20, 2015

Issue Date:	July 23, 2015

Final Valuation Date*:	July 18, 2017

Maturity Date*:	July 21, 2017

Reference Assets:	The S&P 500® Index (the “S&P 500 Index) and the Energy Select Sector SPDR® Fund (the “Energy Select Sector Fund”), as noted in the following table:

Reference Asset	Bloomberg Service Page	Initial Level	Knock-In Barrier Level
S&P 500 Index	SPX <Index>	2,128.28	1,383.38
Energy Select Sector Fund	XLE UP <Equity>	$71.48	$46.46

Each of the S&P 500 Index and the Energy Select Sector Fund are referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Observation Dates:	October 20, 2015, January 20, 2016, April 20, 2016, July 20, 2016, October 20, 2016, January 20, 2017, April 20, 2017 and the Final Valuation Date

Call Settlement Date:	The Coupon Payment Date following the Observation Date on which an Automatic Call occurs

Payment at Maturity:

If you hold your Notes to maturity, and if the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to the final Coupon Payment) a cash payment per $1,000 principal amount Note that you hold determined as follows:

•       If (a) the Final Level of the Lesser Performing Reference Asset is equal to or greater than its Initial Level or (b) the Final Level of the Lesser Performing Reference Asset is less than its Initial Level but a Knock-In Event never occurred, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•       If (a) the Final Level of the Lesser Performing Reference Asset is less than its Initial Level and (b) a Knock-In Event has occurred, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

If a Knock-In Event occurs, and if the Final Level of the Lesser Performing Reference Asset is less than its Initial Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the Coupon Payments and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$1,347,000	$1,347,000	$3,367.50	$1,343,632.50

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $978.40 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.25% of the principal amount of the notes, or $2.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Coupon Payments:

Unless the Notes have been automatically called, you will receive the Coupon Payment applicable to each Coupon Period on the applicable Coupon Payment Date. The Coupon Payment for each Coupon Period will be determined as follows:

•       With respect to a Coupon Period, if a Knock-In Event (a) does not occur during the Coupon Period and (b) has not occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the Maximum Coupon Amount

•       If a Knock-In Event (a) occurs during a Coupon Period or (b) has occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the Minimum Coupon Amount

Minimum Coupon Amount:	$2.50 per $1,000 principal amount Note (0.25% of the principal amount per Note, or 1.00% per annum)

Maximum Coupon Amount:	$19.50 per $1,000 principal amount Note (1.95% of the principal amount per Note, or 7.80% per annum)

Coupon Payment Dates:	With respect to any Coupon Period, the third business day following the Observation Date on which such Coupon Period ends, provided that the final Coupon Payment Date will be the Maturity Date

Coupon Periods:

The first Coupon Period will begin on and include the Initial Valuation Date and end on and include the first Observation Date. Each subsequent Coupon Period will begin on and exclude the Observation Date that is the final day of the immediately preceding Observation Period and end on and include the next following Observation Date.

There are a total of eight quarterly Coupon Periods during the term of the Notes.

Automatic Call:	If, on any Observation Date prior to the Final Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the applicable Call Settlement Date

Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Coupon Payment that will otherwise be payable on the Call Settlement Date

Initial Level:	With respect to each Reference Asset, the Closing Level of such Reference Asset on the Initial Valuation Date, as noted in the table above

Final Level:	With respect to each Reference Asset, the Closing Level of such Reference Asset on the Final Valuation Date

Knock-In Event:

A Knock-In Event occurs if, on any scheduled trading day during the term of the Notes, the Closing Level of either Reference Asset is less than its Knock-In Barrier Level.

If a Market Disruption Event occurs with respect to a Reference Asset on any scheduled trading day during the term of the Notes, such day will be disregarded for purposes of determining whether a Knock-In Event has occurred.

Knock-In Barrier Level:	With respect to each Reference Asset, the Initial Level multiplied by 65.00% (rounded to the nearest cent) as noted in the table above

Reference Asset Return:	With respect to a Reference Asset, the performance of the Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above

Closing Level:

With respect to a Reference Asset, on any date, the official closing price or level, as applicable, of the Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of the S&P 500 Index will be based on the alternate calculation of the S&P 500 Index as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

In certain circumstances, the closing price per share of the Energy Select Sector Fund will be based on the alternate calculation of the Energy Select Sector Fund as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Reference Asset Business Days:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day” has the meaning, with respect to the S&P 500 Index, as set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and, with respect to the Energy Select Sector Fund, as set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in each case in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

Business Days:	Following; Unadjusted

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741UB29 / US06741UB298

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events and Adjustments” in this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Hypothetical Initial Level for each Reference Asset: 100.00*

•	Knock-In Barrier Level for each Reference Asset: 65.00 (65.00% of the hypothetical Initial Level set forth above)

•	Minimum Coupon Amount: $2.50 per $1,000 principal amount Note

•	Maximum Coupon Amount: $19.50 per $1,000 principal amount Note

*	The hypothetical Initial Level of 100.00 and the hypothetical Knock-In Barrier Level of 65.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Level and Knock-In Barrier Level for each Reference Asset are as set forth on the cover of this pricing supplement.

Examples Where the Notes are Automatically Called Prior to Maturity

The following examples demonstrate the payment on the Notes upon an automatic call under various circumstances and are based on the general assumptions set forth above.

Example 1: The Closing Levels of the Reference Assets on the first Observation Date are as set forth in the following table, resulting in an automatic call in respect of the first Observation Date, and a Knock-In Event did NOT occur during the first Coupon Period.

	Closing Level
	S&P 500 Index	Energy Select Sector Fund
First Observation Date	105.00	110.00

Because the Closing Level of each Reference Asset on the first Observation Date is greater than its respective Initial Level, the Notes are automatically called on the related Coupon Payment Date.

Because a Knock-In Event did not occur during the first Coupon Period, the investor receives the Maximum Coupon Amount on the first Coupon Payment Date. Accordingly, the investor receives on the Call Settlement Date the Redemption Price of $1,019.50 per $1,000 principal amount Note that they hold (equal to the principal amount of $1,000 plus the Coupon Payment that is otherwise payable on such date).

The total return on investment of the Notes is 1.95%.

Example 2: The Closing Levels of the Reference Assets on the first three Observation Dates are as set forth in the following table, resulting in an automatic call in respect of the third Observation Date. A Knock-In Event did NOT occur in the first Coupon Period but did occur during the second Coupon Period.

	Closing Level
	S&P 500 Index	Energy Select Sector Fund
First Observation Date	95.00	110.00
Second Observation Date	70.00	90.00
Third Observation Date	102.00	105.00

The amounts payable in this example are determined as follows:

First Coupon Period: Because the Closing Level of at least one Reference Asset on the first Observation Date is less than its Initial Level, the Notes are not automatically called. Because a Knock-In Event did not occur during this Coupon Period, the investor receives the Maximum Coupon Amount on the first Coupon Payment Date.

Second Coupon Period: Because the Closing Level of at least one Reference Asset on the second Observation Date is less than the Initial Level, the Notes are not automatically called. Because a Knock-In Event occurred during this Coupon Period, the investor receives the Minimum Coupon Amount on the second Coupon Payment Date.

Third Coupon Period: Because the Closing Level of each Reference Asset on the third Observation Date is greater than its respective Initial Level, the Notes are automatically called and the third Coupon Payment Date is the Call Settlement Date.

Because a Knock-In Event occurred during a prior Coupon Period, the investor receives the Minimum Coupon Amount on the third Coupon Payment Date (regardless of whether a Knock-In Event occurred during the third Coupon Period).

The total Redemption Price payable on the Call Settlement Date is $1,002.50 per $1,000 principal amount Note (equal to the principal amount of $1,000 plus the Coupon Payment that is otherwise payable on such date). The total return on investment of the Notes in this example is 2.45%.

Example 3: The Closing Levels of the Reference Assets on the first seven Observation Dates are as set forth in the following table, resulting in an automatic call in respect of the seventh Observation Date. A Knock-In Event occurred during the first Coupon Period.

	Closing Level
	S&P 500 Index	Energy Select Sector Fund
First Observation Date	95.00	110.00
Second Observation Date	70.00	90.00
Third Observation Date	75.00	80.00
Fourth Observation Date	55.00	75.00
Fifth Observation Date	80.00	85.00
Sixth Observation Date	105.00	90.00
Seventh Observation Date	101.00	110.00

The amounts payable in this example are determined as follows:

Coupon Periods 1 through 6: Because the Closing Level of at least one Reference Asset on each Observation Date is less than the Initial Level, the Notes are not automatically called. Because a Knock-In Event occurred during the first Coupon Period, the investor receives the Minimum Coupon Amount on each Coupon Payment Date (regardless of whether a Knock-In Event occurred at any time after the first Coupon Period).

Seventh Coupon Period: Because the Closing Level of each Reference Asset on the seventh Observation Date is greater than its respective Initial Level, the Notes are automatically called and the seventh Coupon Payment Date is the Call Settlement Date.

Because a Knock-In Event occurred during a prior Coupon Period, the investor also receives on the seventh Coupon Payment Date the Minimum Coupon Amount of $2.50 per $1,000 principal amount Note that they hold.

The total Redemption Price payable on the Call Settlement Date is $1,002.50 per $1,000 principal amount Note (equal to the principal amount of $1,000 plus the Coupon Payment that is otherwise payable on such date). The total return on investment of the Notes in this example is 1.75%.

Examples Where the Notes are Not Automatically Called Prior to Maturity (Excluding the Coupon Payments on the Notes)

The following examples demonstrate calculations of the payment at maturity on the Notes under various circumstances. These examples are based on the general assumptions set forth above and further assume that the Notes are not automatically called prior to maturity. These examples are intended to demonstrate calculations of the amount of your principal that you will receive at maturity and do not take into account any Coupon Payments on the Notes.

Illustrative Examples of the Calculation of the Reference Asset Return for each Reference Asset, the Lesser Performing Reference Asset, and the Payment at Maturity

Example 1: The Final Level of the S&P 500 Index is 120.00 and the Final Level of the Energy Select Sector Fund is 110.00.

In this example, the Reference Asset Returns of the S&P 500 Index and the Energy Select Sector Fund are 20.00% and 10.00%, respectively. Accordingly, the Energy Select Sector Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes), regardless of whether a Knock-In Event ever occurred.

Example 2: The Final Level of the S&P 500 Index is 90.00, the Final Level of the Energy Select Sector Fund is 115.00 and a Knock-In Event never occurred.

In this example, the Reference Asset Returns of the S&P 500 Index and Energy Select Sector Fund are -10.00% and 15.00%, respectively. Accordingly, the S&P 500 Index is the Lesser Performing Reference Asset and the Final Level of the Lesser Performing Reference Asset is less than its Initial Level. Because, however, a Knock-In Event never occurred, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes).

Example 3: The Final Level of the S&P 500 Index is 90.00, the Final Level of the Energy Select Sector Fund is 115.00 and a Knock-In Event occurred during the term of the Notes.

In this example, the Reference Asset Returns of the S&P 500 Index and Energy Select Sector Fund are -10.00% and 15.00%, respectively. Accordingly, the S&P 500 Index is the Lesser Performing Reference Asset and the Final Level of the Lesser Performing Reference Asset is less than its Initial Level. Because a Knock-In Event occurred during the term of the Notes, the investor receives a payment at maturity of $900.00 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes), calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -10.00%] = $900.00

Example 4: The Final Level of the S&P 500 Index is 103.00 and the Final Level of the Energy Select Sector Fund is 50.00 (resulting in the occurrence of a Knock-In Event).

In this example, the Reference Asset Returns of the S&P 500 Index and the Energy Select Sector Fund are 3.00% and -50.00%, respectively. Accordingly, the Energy Select Sector Fund is the Lesser Performing Reference Asset and the Final Level of the Lesser Performing Reference Asset is less than its Initial Level. Because the Final Level of the Energy Select Sector Fund is less than its Knock-In Barrier Level, a Knock-In Event occurs on the Final Valuation Date (regardless of whether a Knock-In occurred at any other time during the term of the Notes). As a result, investor receives a payment at maturity of $500.00 per $1,000 principal amount Note that they hold (plus the final Coupon Payment on the Notes), calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -50.00%] = $500.00

Additional Examples of the Determination of the Lesser Performing Reference Asset, and the Payment at Maturity

The following examples demonstrate the payment at maturity on the Notes under various circumstances, not taking into account the Coupon Payments on the Notes. The following examples are intended to demonstrate the effect that the occurrence of a Knock-In Event during the term of the Notes may have on the payment at maturity. The following examples also assume that the Notes have not been automatically called prior to maturity.

Reference Asset Return			Payment at Maturity(1)
S&P 500 Index	Energy Select Sector Fund	Reference Asset Return of Lesser Performing Reference Asset	Knock-In Event Does Not Occur	Knock-In Event Occurs
85.00%	50.00%	50.00%	$1,000.00	$1,000.00
60.00%	40.00%	40.00%	$1,000.00	$1,000.00
60.00%	30.00%	30.00%	$1,000.00	$1,000.00
20.00%	40.00%	20.00%	$1,000.00	$1,000.00
10.00%	15.00%	10.00%	$1,000.00	$1,000.00
10.00%	0.00%	0.00%	$1,000.00	$1,000.00
-5.00%	-10.00%	-10.00%	$1,000.00	$900.00
-20.00%	2.00%	-20.00%	$1,000.00	$800.00
15.00%	-30.00%	-30.00%	$1,000.00	$700.00
-35.00%	20.00%	-35.00%	$1,000.00	$650.00
-40.00%	-10.00%	-40.00%	N/A	$600.00
-20.00%	-50.00%	-50.00%	N/A	$500.00
-10.00%	-60.00%	-60.00%	N/A	$400.00
15.00%	-70.00%	-70.00%	N/A	$300.00
-80.00%	2.00%	-80.00%	N/A	$200.00
-15.00%	-90.00%	-90.00%	N/A	$100.00
-100.00%	-10.00%	-100.00%	N/A	$0.00

(1)	Per $1,000 principal amount Note

As described above, the numbers appearing the table above demonstrate the payment that you will receive at maturity (excluding the final Coupon Payment) depending on whether or not a Knock-In Event occurs during the term of the Notes, assuming that the Notes are not automatically called prior to maturity. For additional examples that demonstrate the total return that you may earn on the Notes (including Coupon Payments and the payment at maturity), please see “Examples Where the Notes are Not Automatically Called Prior to Maturity (Including the Coupon Payments on the Notes)” below.

Examples Where the Notes are Not Automatically Called Prior to Maturity (Including the Coupon Payments on the Notes)

The following tables and examples are based upon the assumptions set forth above and further assume that the Notes have not been automatically called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Table 1: Hypothetical Total Payments on the Notes Assuming a Knock-In Event Never Occurs

Reference Asset Return
S&P 500 Index	Energy Select Sector Fund	Reference Asset Return of Lesser Performing Reference Asset(1)	Payment at Maturity(2)	Total Return on Notes(3)
50.00%	70.00%	50.00%	$1,000.00	15.60%
60.00%	40.00%	40.00%	$1,000.00	15.60%
30.00%	35.00%	30.00%	$1,000.00	15.60%
45.00%	20.00%	20.00%	$1,000.00	15.60%
20.00%	10.00%	10.00%	$1,000.00	15.60%
10.00%	0.00%	0.00%	$1,000.00	15.60%
-10.00%	10.00%	-10.00%	$1,000.00	15.60%
-20.00%	3.00%	-20.00%	$1,000.00	15.60%
6.00%	-30.00%	-30.00%	$1,000.00	15.60%
5.00%	-35.00%	-35.00%	$1,000.00	15.60%

(1)	If the Reference Asset Return of the Lesser Performing Reference Asset is less than -35.00%, this would mean that the Final Level of at least one Reference Asset was less than its Knock-In Barrier Level on the Final Valuation Date. Accordingly, a Knock-In Event would occur on the Final Valuation Date, regardless of whether a Knock-In Event occurred at any other time during the term of the Notes.
(2)	Per $1,000 principal amount Note, excluding the final Coupon Payment.
(3)	Because a Knock-In Event never occurs, the investor receives eight Coupon Payments equal to the Maximum Coupon Amount. Accordingly, the investor receives aggregate Coupon Payments of $156.00 per $1,000 principal amount Note (15.60% of the principal amount per Note).

Table 2: Hypothetical Total Coupon Payments and Total Return on the Notes Assuming a Knock-In Event Occurs

Reference Asset Return
S&P 500 Index	Energy Select Sector Fund	Lesser Performing Reference Asset	Payment at Maturity(1)	Loss of Principal at Maturity	Total Return on Notes(2)
50.00%	70.00%	50.00%	$1,000.00	N/A	See Table 2A on the following page.
60.00%	40.00%	40.00%	$1,000.00	N/A
30.00%	35.00%	30.00%	$1,000.00	N/A
45.00%	20.00%	20.00%	$1,000.00	N/A
20.00%	10.00%	10.00%	$1,000.00	N/A
10.00%	0.00%	0.00%	$1,000.00	N/A
10.00%	-10.00%	-10.00%	$900.00	-10.00%
-20.00%	3.00%	-20.00%	$800.00	-20.00%
6.00%	-30.00%	-30.00%	$700.00	-30.00%
-35.00%	20.00%	-35.00%	$650.00	-35.00%
5.00%	-40.00%	-40.00%	$600.00	-40.00%
5.00%	-50.00%	-50.00%	$500.00	-50.00%
-60.00%	10.00%	-60.00%	$400.00	-60.00%
-70.00%	15.00%	-70.00%	$300.00	-70.00%
-10.00%	-80.00%	-80.00%	$200.00	-80.00%
-50.00%	-90.00%	-90.00%	$100.00	-90.00%
-100.00%	3.00%	-100.00%	$0.00	-100.00%

(1)	Per $1,000 principal amount Note, excluding the final Coupon Payment.
(2)	If a Knock-In Event occurs during the term of the Notes, and if the Notes are not automatically called prior to maturity, the total amount of Coupon Payments received by the investor (and, accordingly, the total return on the Notes) will depend on the Coupon Period in which the first Knock-In Event occurred. See Table 2A on the following page for more information.

The total return on the Notes will equal the loss of principal at maturity (if any) plus the aggregate amount of Coupon Payments received by the investor during the term of the Notes.

Table 2A: Additional Information Regarding Hypothetical Total Coupon Payments and Total Return

Coupon Period During Which First Knock-In Event Occurred	Total Coupon Payments on the Notes	Total Coupon Payments (as a Percentage of the Principal Amount per Note)
Eighth	$139.00	13.90%
Seventh	$122.00	12.20%
Sixth	$105.00	10.50%
Fifth	$88.00	8.80%
Fourth	$71.00	7.10%
Third	$54.00	5.40%
Second	$37.00	3.70%
First	$20.00	2.000%

The table above demonstrates that the occurrence of a Knock-In Event during any Coupon Period will cause the Coupon Amount for that Coupon Period AND each subsequent Coupon Period to be equal to the Minimum Coupon Amount, regardless of the price or level of any Reference Asset at any time after the occurrence of such Knock-In Event.

For example, if the first Knock-In Event occurs during the third Coupon Period, and if the Notes are not automatically called prior to maturity, the total Coupon Payments on the Notes will be as follows:

First and Second Coupon Periods: $19.50 per $1,000 principal amount Note (the Maximum Coupon Amount)

Third Through Eighth Coupon Periods: $2.50 per $1,000 principal amount Note (the Minimum Coupon Amount)

Total Coupon Payments: [19.50 × 2] + [$2.50 × 6] = $54.00 per $1,000 principal amount Note, or 5.40% of the principal amount per Note)

The following examples illustrate how the payments in the tables set forth above are calculated:

Example 1: The Reference Asset Return of the S&P 500 Index is 20.00% and the Reference Asset Return of the Energy Select Sector Fund is 10.00%. In addition, a Knock-In Event never occurs.

Because the Energy Select Sector Fund has the lower Reference Asset Return, the Energy Select Sector Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note, plus the final Coupon Payment. Because a Knock-In Event never occurs, the investor receives eight Coupon Payments during the term of the Notes equal to the Maximum Coupon Amount, or $156.00 per $1,000 principal amount in the aggregate.

The total return on investment of the Notes is 15.60%.

Example 2: The Reference Asset Return of the S&P 500 Index is 10.00% and the Reference Asset Return of the Energy Select Sector Fund is -10.00%. In addition, a Knock-In Event never occurs.

Because the Energy Select Sector Fund has the lower Reference Asset Return, the Energy Select Sector Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its Initial Level but a Knock-In Event never occurs, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note, plus the final Coupon Payment. Because a Knock-In Event never occurs, the investor receives eight Coupon Payments during the term of the Notes equal to the Maximum Coupon Amount, or $156.00 per $1,000 principal amount in the aggregate.

The total return on investment of the Notes is 15.60%.

Example 3: The Reference Asset Return of the S&P 500 Index is 10.00% and the Reference Asset Return of the Energy Select Sector Fund is -10.00%. In addition, a Knock-In Event occurs during the third Coupon Period.

Because the Energy Select Sector Fund has the lower Reference Asset Return, the Energy Select Sector Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its Initial Level and because a Knock-In Event occurs, the investor receives a payment at maturity of $900.00 per $1,000 principal amount Note (plus the final Coupon Payment), calculated as follows:

$1,000 + [Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -10.00%] = $900.00

Because a Knock-In Event did not occur during the first or second Coupon Period, the investor receives Coupon Payments equal to the Maximum Coupon Amount on the first two Coupon Payment Dates. Because a Knock-In Event occurs during the third Coupon Period, the investor receives Coupon Payments equal to the Minimum Coupon Amount on each of the final six Coupon Payment Dates. The investor receives Coupon Payments of $54.00 per $1,000 principal amount in the aggregate during the term of the Notes.

The total return on investment of the Notes is -4.60% (consisting of a loss of 10.00% of principal plus aggregate Coupon Payments of 5.40% of the principal amount per Note).

Example 4: The Reference Asset Return of the S&P 500 Index is -70.00% and the Reference Asset Return of the Energy Select Sector Fund is 15.00%. In addition, a Knock-In Event occurs during the first Coupon Period.

Because the S&P 500 Index has the lower Reference Asset Return, the S&P 500 Index is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its Initial Level and because a Knock-In Event occurs, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note (plus the final Coupon Payment), calculated as follows:

$1,000 + [Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

Because a Knock-In Event occurs during the first Coupon Period, the investor receives eight Coupon Payments during the term of the Notes equal to the Minimum Coupon Amount, or $20.00 per $1,000 principal amount in the aggregate.

The total return on investment of the Notes is -68.00% (consisting of a loss of 70.00% of principal plus aggregate Coupon Payments of 2.00% of the principal amount per Note)

Examples 3 and 4 above demonstrate that the occurrence of a Knock-In Event on any day during the term of the Notes will cause your Notes to be fully exposed to any negative performance of the Lesser Performing Reference Asset from its Initial Level to its Final Level, even if its Final Level is greater than its Knock-In Barrier Level and regardless of the performance of the other Reference Asset. You will not in any way benefit from the Reference Asset Return of the other Reference Asset being higher than that of the Lesser Performing Reference Asset. Examples 4 further demonstrate that the occurrence of a Knock-In Event on the Final Valuation Date will cause your Notes to be fully exposed to the negative performance of the Lesser Performing Reference Asset from its Initial Level to its Final Level, even if a Knock-In Event did not occur on any other day during the term of the Notes.

You may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Coupon Payment Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event that a scheduled Observation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs on a scheduled Observation Date.

If a scheduled Observation Date is not a Reference Asset Business Day, the Observation Date will be the next following Reference Asset Business Day. If the Calculation Agent determines that a Market Disruption Event occurs with respect to any Reference Asset on a scheduled Observation Date, the relevant Observation Date will be postponed. If such postponement occurs, the Closing Levels of the Reference Assets shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs with respect to any Reference Asset. In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Level of any Reference Asset unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

If any Observation Date is postponed, the relevant Coupon Period will end on and include such Observation Date (as postponed) and the next following Coupon Period will end on but exclude such Observation Date (as postponed).

In the event that an Observation Date (other including Final Valuation Date) is postponed, the Coupon Payment Date (or Maturity Date, as applicable) following such Observation Date will be postponed such that the number of business days between the Observation Date and the Coupon Payment Date (or Maturity Date, if applicable) remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Observation Date, including the Final Valuation Date, may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to the S&P 500 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the Energy Select Sector Fund, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—The Reference Assets and the Notes may be subject to adjustment in certain circumstances, as described in the following sections of the accompanying prospectus supplement:

•	For a description of adjustments that may affect the S&P 500 Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

•	For a description of further adjustments that may affect the Energy Select Sector Fund and the Notes, please see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•	Exposure to the Reference Assets—The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Energy Select Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Energy Select Sector Index. For additional information regarding the Reference Assets, please see “Information Regarding the Reference Assets” in this pricing supplement.

•	Certain U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Coupon Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Coupon Payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Coupon Payments (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Coupon Payments to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If (i) your Notes are not automatically called prior to maturity, (ii) a Knock-In Event occurs and (iii) the Final Level of the Lesser Performing Reference Asset is less than its Initial Level, you will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•	The Occurrence of a Knock-In Event in any Coupon Period Will Cause the Coupon Payments in that Coupon Period and Each Subsequent Coupon Period to be Limited to the Minimum Coupon Amount—If a Knock-In Event occurs in any Coupon Period, the Coupon Payment for that Coupon Period and for each following coupon Period will be equal to the Minimum Coupon Amount, regardless of the price or level of either Reference Asset at any time after the occurrence of the first Knock-In Event. If a Knock-In Event occurs, the aggregate payments that you receive on the Notes will be less, and may be significantly less, than they would have been had the Knock-In Event not occurred. The occurrence of a Knock-In Event may also negatively affect your ability to sell your Notes and the price at which you may be able to sell.

•	If a Knock-In Event Occurs, and if the Notes are Not Automatically Called Prior to Maturity, the Payment at Maturity is Not Based on the Level of any Reference Asset other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and the Reference Asset Returns (and, accordingly, the Reference Asset Return of the Lesser Performing Reference Asset) will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date. Accordingly, if a Knock-In Event occurs, and if the price or level of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the prices or levels of the Reference Assets at a time prior to such drop.

If your Notes are not called automatically prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset. If a Knock-In Event has occurred, and if the Final Level of the Lesser Performing Reference Asset is less than its Initial Level, you will lose some or all of your investment in the Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•	Positive Return Limited to the Coupon Payments—The positive return on the Notes is limited to Coupon Payments on the Notes. You will not participate in any appreciation in the price or level of either Reference Asset, and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Reference Asset Return of one or both of the Reference Assets is positive. Also, as noted above, the occurrence of a Knock-In Event in any Coupon Period will cause the Coupon Payment for such Coupon Period and for each following Coupon Period to be equal to the Minimum Coupon Amount, regardless of the price or level of any Reference Asset at any time after the first Knock-In Event.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on an Observation Date is equal to or greater than its Initial Level. As such, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with Coupon Payments that you may have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Coupon Payments and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Energy Select Sector Fund, stocks comprising the S&P 500 Index or stocks held by the Energy Select Sector Fund would have.

•	Historical Performance of a Reference Asset Should Not Be Taken as Any Indication of the Future Performance of that Reference Asset Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the Energy Select Sector Fund is subject to:

•	Management risk. This is the risk that the investment strategy for the Energy Select Sector Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund or other type of equity security traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Energy Select Sector Fund is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Energy Select Sector Fund could be lower than other types of investment funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. The Energy Select Sector Fund may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Energy Select Sector’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Energy Select Sector Fund invested only in conventional securities.

•	Underperformance Risk. The performance of the Energy Select Sector Fund may not replicate the performance of, and may underperform, its underlying index. The Energy Select Sector Fund will reflect transaction costs and fees that will reduce its relative performance.

•	An Investment in the Notes Involves Risks Associated with the Energy Industry—Because all or substantially all of the stocks held by the Energy Select Sector Fund are in the oil, gas consumable fuels, energy equipment and services industry, an investment in the Notes involves risks associated with such industry. The performance of companies that operate in the energy sector is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events supply and demand. Negative developments in the energy sector may have a negative effect on the Energy Select Sector Fund and, in turn, may have a material adverse effect on the value of the Notes.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Coupon Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could require you to accrue income in respect of the Notes in excess of any Coupon Payments received on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the stocks underlying the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Energy Select Sector Fund and the stocks underlying each Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The S&P 500 Index

As noted above, the S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed in further detail in the accompanying index supplement, is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information regarding the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” and “Risk Factors” on page IS-36 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the S&P 500 Index

You should not take the historical levels of the S&P 500 Index as an indication of the future performance of the S&P 500 Index. The level of the S&P 500 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level during any period shown below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Index. The actual performance of the S&P 500 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
July 20, 2015*	2,128.28	2,046.68	2,128.28

*	For the period commencing on July 1, 2015 and ending on July 20, 2015

The following graph sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2008 through July 20, 2015. The Closing Level of the S&P 500 Index on July 20, 2015 was 2,128.28.

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Energy Select Sector Fund

We have derived all information contained in this pricing supplement regarding the Energy Select Sector Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Energy Select Sector Fund dated January 31, 2015 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Energy Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Energy Select Sector Fund. The Energy Select Sector Fund is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Energy Select Sector Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “—The S&P 500 Index” in this pricing supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Energy Select Sector Fund, please see the prospectus for the Energy Select Sector Fund. In addition, information about the Select Sector Trust, SSgA FM and the Energy Select Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Energy Select Sector Fund, specifically, or the Select Sector SPDR Funds, in general; any information contained on the Select Sector Trust website; or of any other publicly available information about the Energy Select Sector Fund. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Energy Select Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the energy sector, as represented by the S&P Energy Select Sector Index. The S&P Energy Select Sector Index includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry. For additional information about the S&P Energy Select Sector Index, see the section entitled “The Select Sector Indices” below.

Investment Strategy—Replication

The Energy Select Sector Fund employs a replication strategy in attempting to approximate the performance of the S&P Energy Select Sector Index, which means that the Energy Select Sector Fund typically invests in substantially all of the securities represented in the S&P Energy Select Sector Index in approximately the same proportions as the S&P Energy Select Sector Index. There may, however, be instances where SSgA FM may choose to overweight another stock in the S&P Energy Select Sector Index, purchase securities not included in the S&P Energy Select Sector Index that SSgA FM believes are appropriate to substitute for a security included in the S&P Energy Select Sector Index or utilize various combinations of other available investment techniques in seeking to track the S&P Energy Select Sector Index. Under normal market conditions, the Energy Select Sector Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the S&P Energy Select Sector Index. In addition, the Energy Select Sector Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured securities may be used by the Energy Select Sector Fund in seeking performance that corresponds to the S&P Energy Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the S&P Energy Select Sector Index to be reflected in the portfolio composition of the Energy Select Sector Fund. The Board of Trustees of the Select Sector Trust may change the Energy Select Sector Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the relevant index, outside of the index and derivatives, which have a similar investment profile as the relevant index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The S&P Energy Select Sector Index is a theoretical financial calculation, while the Energy Select Sector Fund is an actual investment portfolio. Although the Energy Select Sector Fund seeks to track its underlying index as closely as possible, the performance of the Energy Select Sector Fund and the S&P Energy Select Sector Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Select Sector Indices

The S&P Energy Select Sector Index is one of the Select Sector Indices. Specifically, the S&P Energy Select Sector Index is a modified market capitalization-based index and is intended to track the movements of companies that are components of the S&P 500® Index which are involved in the oil, gas and consumable fuels industry, as well as the energy equipment and services industries, as noted above. The S&P Energy Select Sector Index was established with a value of 250 on June 30, 1998.

The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices seek to represent the ten S&P 500® Index sectors. BofA Merrill Lynch Research, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P Dow Jones Indices LLC (“S&P”).

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Performance of the Energy Select Sector Fund

You should not take the historical levels of the Energy Select Sector Fund as an indication of the future performance of the Energy Select Sector Fund. The price of the Energy Select Sector Fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Energy Select Sector Fund during any period shown below is not an indication that the Energy Select Sector Fund is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Energy Select Sector Fund. The actual performance of the Energy Select Sector Fund over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Levels of the Energy Select Sector Fund for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	80.40	67.27	73.8
June 30, 2008	90.25	75.10	88.36
September 30, 2008	88.97	61.65	63.77
December 31, 2008	62.36	40.00	47.84
March 31, 2009	51.95	38.12	42.46
June 30, 2009	53.95	43.36	48.07
September 30, 2009	55.89	44.52	53.92
December 31, 2009	59.76	51.97	57.01
March 31, 2010	60.30	53.74	57.52
June 30, 2010	62.07	49.68	49.68
September 30, 2010	56.31	49.38	56.06
December 31, 2010	68.25	56.11	68.25
March 31, 2011	80.01	67.78	79.81
June 30, 2011	80.44	70.99	75.35
September 30, 2011	79.79	58.59	58.59
December 31, 2011	73.04	56.55	69.13
March 31, 2012	76.29	69.46	71.73
June 30, 2012	72.42	62.00	66.37
September 30, 2012	76.57	64.96	73.48
December 31, 2012	74.94	68.59	71.44
March 31, 2013	79.99	72.86	79.32
June 30, 2013	83.28	74.09	78.36
September 30, 2013	85.30	78.83	82.88
December 31, 2013	88.51	81.87	88.51
March 31, 2014	89.06	81.89	89.06
June 30, 2014	101.29	88.45	100.10
September 30, 2014	100.58	90.62	90.62
December 31, 2014	88.77	73.36	79.16
March 31, 2015	82.29	72.86	77.58
June 30, 2015	82.94	74.64	75.16
July 20, 2015*	74.54	71.48	71.48

*	For the period commencing on July 1, 2015 and ending on July 20, 2015

The following graph sets forth the historical performance of the Energy Select Sector Fund based on daily closing prices from January 1, 2008 through July 20, 2015. The Closing Level of the Energy Select Sector Fund on July 20, 2015 was $71.48 per share.

Historical Performance of the Energy Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.